UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
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☐ Soliciting Material Under Rule 14a-11(c) or Rule 14a-12

JACUZZI BRANDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 5, 2005

Dear Fellow Stockholder:

      The Annual Meeting of Stockholders of Jacuzzi Brands, Inc. will be held on Thursday, February 10, 2005, beginning at 11:00 a.m., local time, at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406.

      At the Annual Meeting, you will vote on the election of three directors and the ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm. We will also seek approval of a proposal to approve our 2005 Annual Performance Incentive Plan. We believe that this proposal, if approved, will provide incentives for our key individuals to maximize effort for our growth and success.

      Whether or not you plan to attend in person, it is important that your shares be voted on matters that come before the meeting. You may specify your choices by marking the enclosed proxy card and returning it promptly. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors’ recommendations as set forth in the attached Proxy Statement.

Sincerely,

DAVID H. CLARKE
Chairman and Chief
Executive Officer

Jacuzzi Brands, Inc.	•	Phillips Point — West Tower	•	777 South Flagler Drive, Suite 1100 West	•	West Palm Beach, FL 33401

Notice of Annual Meeting of Stockholders
To Be Held February 10, 2005

       Notice is hereby given that the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) of Jacuzzi Brands, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406 on Thursday, February 10, 2005, beginning at 11:00 a.m., local time, for the following purposes:

1. To elect three directors in Class I, each for a term of three years;

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2005;

3. To approve our 2005 Annual Performance Incentive Plan; and

4. To consider any other matters that may properly come before the Annual Meeting, and at any and all postponements or adjournments thereof.

      Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business December 23, 2004 will be entitled to notice of and to vote at the Annual Meeting and any and all postponements or adjournments thereof.

By Order of the Board of Directors,

STEVEN C. BARRE
Secretary

West Palm Beach, Florida
January 5, 2005

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE,

SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

JACUZZI BRANDS, INC.

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

JACUZZI BRANDS, INC.

PROXY STATEMENT

2005 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why did I receive this Proxy Statement?

      The Board of Directors of Jacuzzi Brands, Inc., a Delaware corporation (the “Company”, “we” or “us”) is soliciting proxies for the 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, February 10, 2005, and at any postponement or adjournment thereof. When we ask for your proxy, we must provide you with a Proxy Statement that contains certain information specified by law. This Proxy Statement summarizes the information you need to vote at the Annual Meeting.

      We are mailing this Notice of Annual Meeting, Proxy Statement and the accompanying proxy card to stockholders on or about January 5, 2005. Our Annual Report on Form 10-K for the fiscal year ended October 2, 2004, including financial statements, is enclosed herewith. We will furnish any exhibit to our Annual Report on Form 10-K upon request by a stockholder directed to Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, Attention: Secretary, for a fee limited to our reasonable expenses in furnishing such exhibits.

What will I vote on?

Three items:

•	election of three directors;

•	ratification of the appointment of our independent registered public accounting firm for fiscal 2005; and

•	approval of the Jacuzzi Brands 2005 Annual Performance Incentive Plan (the “2005 Performance Incentive Plan”).

Will there be any other items of business on the agenda?

      We do not expect any other items of business at the Annual Meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the Annual Meeting. These persons will use their best judgment in voting your proxy.

Who is entitled to vote?

      Stockholders as of the close of business on December 23, 2004 (the “Record Date”), may vote at the Annual Meeting.

How many votes do I have?

      You have one vote for each share of common stock you held on the Record Date.

How do I vote?

      You can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting. We urge you to vote by proxy even if you plan to attend the Annual Meeting so we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting. If you attend the Annual Meeting in person, you may vote and your earlier proxy will not be counted.

How do I vote my shares in the Jacuzzi Brands, Inc. Retirement Savings & Investment Plan?

      You may instruct the Trustee of the Jacuzzi Brands, Inc. Retirement Savings & Investment Plan (the “401(k) Plan”) on how to vote your shares in the 401(k) Plan by the accompanying voting instruction card. Your card must be duly signed and received by February 4, 2005. The Trustee will vote the number of shares for which no instructions are received in the same proportion as those shares in the 401(k) Plan for which instructions have been received.

      The total number of shares in the 401(k) Plan as of the Record Date represents approximately 1.46% of the shares of common stock outstanding on the Record Date. The powers of the proxy holders will be suspended if the person executing the proxy attends the Annual Meeting in person and so requests in writing. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

      If you also own shares outside of the 401(k) Plan, you must return both the proxy card and the voting instruction card as indicated on those cards.

Can I change my vote?

      Yes. If you are a stockholder of record, you have the right to revoke your proxy at any time before the Annual Meeting by: (1) sending a notice to Jacuzzi Brands, Inc., 777 South Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, Attention: Secretary, or (2) delivering a later dated proxy in writing. You may also revoke your proxy by voting in person at the Annual Meeting.

      If you are a beneficial owner (that is, if your shares are held for you in “street name” by your bank, broker or other holder of record) please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.

What are the costs of soliciting these proxies and who will pay them?

      We will pay all costs of soliciting these proxies. We have retained Georgeson Shareholder Communications, Inc., a professional proxy solicitation firm, to assist in the solicitation of proxies for a fee of $13,500, plus reimbursement for reasonable out-of-pocket expenses. Officers and regular employees of ours may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, email or facsimile. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

How many votes are required for the approval of each item?

      Election of Directors — The three nominees for director receiving a plurality of the votes cast at the Annual Meeting in person or by proxy will be elected. Abstentions and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against a nominee.

      Ratification of Independent Registered Public Accounting Firm — The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of our independent registered public accounting firm for fiscal 2005. Abstentions will have the same effect as a vote “against” the ratification. Broker non-votes will not be counted as either “for” or “against” the ratification, but will reduce the number of shares needed for a majority decision.

      Proposal One — The affirmative vote of the holders of a majority of the votes cast is required to approve the 2005 Performance Incentive Plan, provided that the total number of votes cast on the proposal represents more than 50% of all the outstanding shares of our common stock. Abstentions or broker non-votes may have the effect of a vote against this proposal since they are not counted as votes cast and therefore will not count towards the requirement that greater than 50% of our outstanding shares vote on this matter. However, if more than 50% of our outstanding shares vote on this proposal, abstentions and broker non-votes will have no effect on the result of the vote.

What constitutes a quorum for the Annual Meeting?

      A quorum is necessary to conduct business at the Annual Meeting. A quorum requires the presence at the Annual Meeting of a majority of the outstanding shares on the Record Date entitled to vote, in person or represented by proxy. You are part of the quorum if you have voted by proxy. As of the Record Date, 76,699,616 shares of our common stock were issued and outstanding.

Are abstentions and broker non-votes part of the quorum? What are broker non-votes?

      Abstentions, broker non-votes and votes withheld from director nominees count as “shares present” at the Annual Meeting for purposes of determining a quorum. However, abstentions and broker non-votes do not count in the voting results.

      Broker non-votes. If your shares are held by a broker, the broker may require your instructions in order to vote your shares. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen depending on the type of proposal. For the election of directors, the broker may vote your shares in its discretion. For approval of the 2005 Performance Incentive Plan, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote”.

Who will count the vote?

      Votes at the Annual Meeting will be counted by an independent inspector of election appointed by the Board.

What if I don’t vote for some or all of the matters listed on my proxy card?

      If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not vote on:

•	for the nominees to the Board listed on the proxy card;

•	for the ratification of the appointment of our independent registered public accounting firm for fiscal 2005; and

•	for the approval of the 2005 Performance Incentive Plan.

How do I submit a stockholder proposal for the 2006 Annual Meeting?

      If you intend to present a proposal for action at our 2006 Annual Meeting of Stockholders and wish to have such proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Exchange Act, you must submit the proposal in writing and we must receive it by October 14, 2005. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission (the “Commission”) relating to stockholders’ proposals. Our By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board.

      The Nominating and Corporate Governance Committee will also consider nominations that comply with the procedures set forth below. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by us 120 days or more before the date of the anniversary of our last annual meeting and must contain specified information and conform to certain requirements, as set forth in our By-Laws. Notice of a stockholder proposal or a director nomination for a special meeting must be received by us no later than the 15th day following the day on which notice of the date of a special meeting of stockholders was given. If the presiding officer at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, we may disregard such proposal or nomination.

      In addition, if you submit a proposal outside of Rule 14a-8 for the 2006 Annual Meeting of Stockholders, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of management to vote on the proposal. Proposals and nominations should be addressed to Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401, Attention: Secretary.

What is “householding”?

      We have adopted “householding”, a procedure under which beneficial owners who have the same address and last name will receive only one copy of our Annual Report and Proxy Statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and thus reduces our printing costs and postage fees. Stockholders who participate in householding will continue to receive separate proxy cards.

What if I want to receive a separate copy of the Proxy Statement?

      We will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any share owner residing at an address to which only one copy was mailed. Additionally, share owners residing at the same address and currently receiving only one copy of the Proxy Statement may request multiple copies of the Proxy Statement in the future. Either of these requests should be directed to Investor Relations by phone at (561) 514-3850, by mail to Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401 or by e-mail to ir@jacuzzibrands.com.

Where can I find the voting results?

      We will publish the voting results in our Form 10-Q following the annual meeting. To view it online, go to our web site at www.jacuzzibrands.com, and click on the SEC Filings link.

What should I do if I want to attend the Annual Meeting?

      All of our stockholders may attend the Annual Meeting. The Annual Meeting will be held at the Hilton Palm Beach Airport, 150 Australian Avenue, West Palm Beach, Florida 33406, and will begin promptly at 11:00 a.m. (EDT). You may be asked to present photo identification before being admitted to the Annual Meeting. If you have questions about attending the Annual Meeting, you may call Investor Relations at (561) 514-3850.

Can a stockholder communicate directly with the Board? If so, how?

      The Board provides a process for you to send communications to the Board or any of the directors. You may send written communications to the Board or any of the directors c/o Office of the General Counsel, Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401. All communications will be compiled by the Office of the General Counsel and submitted to the Board or the individual directors on a periodic basis.

OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

      The following table sets forth information as to the beneficial ownership of our common stock as of the Record Date by each person or group known by us, based upon filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of our outstanding common stock as of the Record Date.

	Number of	Percent
Name and Address of Beneficial Owners	Shares	of Class

Southeastern Asset Management, Inc.(1)	13,077,000	17.05%
6410 Poplar Ave., Suite 900 Memphis, TN 38119
Dimensional Fund Advisors, Inc.(2)	4,080,800	5.32%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401

(1)	According to Schedule 13G/ A filed on February 10, 2004, by Southeastern Asset Management, Inc. (“SAMI”) and Longleaf Partners Small-Cap Fund (“Longleaf”), (a) SAMI beneficially owns 13,077,000 shares, as to which SAMI has the sole voting power with respect to 4,237,000 shares, shared voting power with respect to 8,840,000 shares, and no voting power with respect to 1,491,000 shares, and sole dispositive power with respect to 5,728,300 shares and shared dispositive power with respect to 8,840,000 shares and (b) Longleaf beneficially owns 8,840,000 shares, as to which Longleaf has shared voting power with respect to 8,840,000 shares and shared dispositive power with respect to 8,840,000 shares.

The Board has agreed to permit SAMI and its managed funds to purchase up to 19.9% of our outstanding common stock without causing the Rights under our Stockholder Rights Plan to separate and become exercisable. SAMI has entered into a standstill agreement with us dated as of December 5, 2002 (the “Standstill Agreement”). Under the Standstill Agreement, SAMI agreed not to increase its ownership interest in us beyond 19.9% of total voting power. SAMI further agreed not to sell or otherwise transfer, directly or indirectly, any voting securities of ours, except (i) to any person who agrees to be bound by the terms of the Standstill Agreement and who would not own more than 19.9% of total voting power; (ii) to any person who would not own more than 14.9% of total voting power, (iii) in the open market in the ordinary course of business so long as the provisions of the preceding clause (ii) are satisfied, (iv) pursuant to a tender or exchange offer made by us or recommended by the Board or (v) with our consent.

SAMI also agreed not to (i) make or solicit any acquisition proposals for us, (ii) solicit or otherwise become a participant in any solicitation of proxies, (iii) form or join in a group (within the meaning of the securities laws) with respect to any voting, (iv) grant any proxies with respect to any voting securities (other than as recommended by the Board), (v) propose any amendments to the Standstill Agreement or (vi) request that we redeem the rights issued pursuant to the Rights Agreement dated as of October 15, 1998 between us and Chase Manhattan Bank. SAMI further agreed to vote all of its voting securities in excess of 15% of total voting power either in accordance with the recommendation of the Board or in proportion to votes cast by the other holders of our voting securities.

The Standstill Agreement will terminate upon the occurrence of any of the following: (i) the written agreement of us and SAMI to terminate the Standstill Agreement; (ii) December 5, 2012; (iii) the decrease of SAMI’s ownership interest to less than 15% of total voting power (provided that if SAMI were to reacquire 15% or more of the total voting power prior to December 5, 2012, the Standstill Agreement would be reinstated); (iv) any person acquires more than 50% of the total voting power of us; or (v) our dissolution, liquidation or winding up.

(2)	According to Schedule 13G/ A filed on February 6, 2004, by Dimensional Fund Advisors, Inc. (“DFA”), DFA beneficially owns 4,080,800 shares, as to which DFA has the sole voting power and sole dispositive power with respect to all such shares.

Directors and Executive Officers

      The following table sets forth the beneficial ownership of our common stock as of the Record Date by each current director and nominee, the executive officers named in the Summary Compensation Table and all directors and executive officers currently employed by us as a group. Each director, nominee or executive officer has sole voting and investment power over the shares reported, except as noted below.

	Number of	Percent
Name	Shares(1)(2)(3)	of Class

Steven C. Barre	155,296	*
Brian C. Beazer(4)	110,651	*
David H. Clarke(5)	1,473,730	1.92%
Donald C. Devine	448,877	*
Veronica M. Hagen	13,924	*
Robert G. Hennemuth	33,863	*
John J. McAtee, Jr.	132,932	*
Claudia E. Morf	25,442	*
Jeffrey B. Park	103,105	*
Sir Harry Solomon(6)	94,745	*
Royall Victor III	82,436	*
Thomas B. Waldin	547,125	*
Robert R. Womack(7)	229,581	*
All current directors and executive officers as a group (15 persons)(8)	3,673,312	4.76%

*	Less than 1%.

(1)	Includes restricted stock held by the following individuals and all current directors and executive officers as a group, with respect to which such persons have voting power but no investment power: Mr. Barre — 75,915 shares; Mr. Beazer — 9,412 shares; Mr. Clarke — 315,260 shares; Mr. Devine — 231,700 shares; Mr. Hennemuth — 23,100 shares; Mr. McAtee — 10,122 shares; Mr. Park — 55,900 shares; Sir Harry — 10,122 shares; Mr. Victor — 10,122 shares; Mr. Womack — 43,851 shares; and all current directors and executive officers as a group — 859,650 shares. Also includes restricted stock units held by the following individuals and all current directors and executive officers as a group, with respect to which such persons have neither voting power nor investment power: Mr. Beazer — 8,708 RSUs; Ms. Hagen — 4,924 RSUs; Mr. McAtee — 13,574 RSUs; Ms. Morf — 12,692 RSUs; Sir Harry — 7,387 RSUs; Mr. Victor — 9,578 RSUs; Mr. Waldin — 12,955 RSUs; Mr. Womack — 14,301 RSUs; and all current directors and executive officers as a group — 84,119 RSUs.

(2)	Includes the number of equivalent shares held in the 401(k) Plan as of October 2, 2004 (the last calendar quarter prior to the Record Date and the latest practicable date for such information) on behalf of plan participants, based on investments made by the individuals and by us to match certain amounts invested by the following individuals and all current directors and executive officers as a group, with respect to which such persons have pass-through voting power as provided by the plan, but no investment power with respect to our matching contribution. The 401(k) Plan provides for unit value accounting, not share accounting. The participants’ proportionate value of the fund is converted to share equivalencies for reporting purposes, with the underlying shares maintained in such fund, and are as follows: Mr. Barre — 7,818 share equivalents; Mr. Clarke — 79,534 share equivalents; Mr. Devine — 2,677 share equivalents; Mr. Hennemuth — 138 share equivalents; Mr. Park —

955 share equivalents; Mr. Womack — 13,699 share equivalents; all current directors and executive officers as a group — 127,567 share equivalents.

(3)	Includes shares which are subject to options exercisable within 60 days. The shares subject to such options for the executive officers named in the table are as follows, which options were granted at prices ranging from $2.82 to $9.42 per share: Mr. Barre — 70,000 shares; Mr. Clarke — 47,500 shares; Mr. Devine — 172,500 shares; Mr. Hennemuth — 10,625 shares and Mr Park — 23,750 shares. The shares subject to such options for the non-executive directors are as follows: Mr. Beazer — 11,250 shares; Ms. Hagen — 7,500 shares; Mr. McAtee — 11,250 shares; Ms. Morf — 11,250 shares; Sir Harry — 11,250 shares; Mr. Victor — 11,250 shares; Mr. Waldin — 11,250; Mr. Womack — 11,250 shares; all current directors and executive officers as a group — 495,625 shares.

(4)	Includes 45,000 shares held in trust.

(5)	Includes 1,000 shares held in the aggregate by Mr. Clarke’s wife in which he disclaims beneficial ownership; it also includes 293,645 shares held by a holding company in which Mr. Clarke and his wife have a 41% equity ownership.

(6)	Includes 31,000 shares held by a holding company as to which Sir Harry shares voting power and investment power; excludes 61,000 shares held in a charitable trust as to which Sir Harry is a trustee, and as to which he disclaims beneficial ownership.

(7)	Includes 24,612 shares in which Mr. Womack and his wife have shared voting and investment power.

(8)	The aggregate amount of shares beneficially owned by all directors and executive officers as a group does not include shares or options beneficially held by executive officers who are no longer employed by us.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership of our common stock with the Commission. Directors and executive officers are required to furnish us with copies of all Section 16(a) forms that they file. Based upon a review of these filings, we believe that our directors and executive officers were in compliance with these requirements with respect to our fiscal year ended October 2, 2004 (“fiscal 2004”), except that each of our non-employee directors delayed the timely filing of one change in ownership report due on July 6, 2004 to July 9, 2004 in connection with the quarterly allocation of restricted stock units granted on July 1, 2004, due to a delay in our computation of the allocation.

ELECTION OF DIRECTORS

(Item A on Proxy Card)

      The Board of Directors is presently divided into three classes, with each class serving three years, subject to our retirement policy for directors. The term of office of directors in Class I expires at the Annual Meeting.

      The Board proposes that Mr. Beazer, Ms. Hagen and Mr. McAtee, each of whom are currently serving as Class I directors, be elected to Class I for a term of three years until their successors are duly elected and qualified.

      The Board has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

      Directors will be elected by a plurality of the votes cast at the Annual Meeting. If elected, Mr. Beazer, Ms. Hagen and Mr. McAtee’s term will continue until the 2008 Annual Meeting and until their successors are duly elected and qualified. Mr. Beazer, Ms. Hagen and Mr. McAtee would be expected to serve their full terms.

      Set forth below is biographical information as of a recent date concerning each nominee as well as each director whose term of office does not expire at the Annual Meeting.

Nominees for Election as Directors

Class I — Term continues until the 2008 Annual Meeting

      Brian C. Beazer, 69, has served as a director of ours since September 1996. Mr. Beazer has served as the Chairman of Beazer Homes USA, Inc., which designs, builds and sells single family homes, since 1993. He also serves as a director of Numerex Corp., Jade Technologies Singapore Ltd. and United Pacific Industries Limited.

      Veronica M. Hagen, 58, has served as a director of ours since February 2004. Ms. Hagen has served as President and Chief Executive Officer of Sappi Fine Paper North America since November 2004. Previously, she had served as Vice President of Alcoa Inc. since 2000. Ms. Hagen was promoted to Chief Customer Officer of Alcoa in 2003, and served as President of Alcoa Engineered Products, from 2000 to 2003. Prior to working for Alcoa, she served as Executive Vice President, Distribution & Industrial Products, Alumax, Inc. from 1996 to 1998.

      John J. McAtee, Jr., 68, has served as a director of ours since our spinoff from Hanson PLC in May 1995 (the “Demerger”). Mr. McAtee has served as Chairman of McAtee & Co., L.L.C., a transactional consulting firm, since July 1996. Mr. McAtee served as a Vice Chairman of Smith Barney Inc., an investment banking firm, from 1990 until July 1996 and previously was a partner in the law firm of Davis Polk & Wardwell. He is also a director of PhotoMedex, Inc.

Directors Continuing in Office

Class II — Term continues until the 2006 Annual Meeting

      Donald C. Devine, 45, was named a director of ours in May 2004. Mr. Devine has served as our President and Chief Operating Officer since April 2003. Mr. Devine is expected to be promoted to President and Chief Executive Officer on October 2, 2005 in accordance with our announced succession plan. Mr. Devine previously served in the capacity of President and Chief Executive Officer of our subsidiary, Jacuzzi Inc. from June 2002 to April 2003. He was President and Chief Executive Officer of Kimble Glass Inc., the U.S. subsidiary of Germany’s Gerresheimer Group, from 1998 to 2001. Prior to his tenure at Kimble Glass, Mr. Devine was a senior executive at Ivex Packaging Corporation, Gaylord Container Corporation, the James River Corporation and Packaging Corporation of America.

      Royall Victor III, 66, has served as a director of ours since the Demerger. Mr. Victor was Managing Director of Chase Securities, Inc.’s Investment Banking Group from January 1994 until his retirement in July 1997.

      Thomas B. Waldin, 62, has served as a director of ours since February 2003. Mr. Waldin was the President and Chief Executive Officer and a director of Essef Corporation, a manufacturer of products used in the treatment of water, from 1990 to 1999 when it was sold to Pentair, Inc. He is active as an investor in a number of public and private companies, and a director of a number of private companies.

Class III — Term continues until the 2007 Annual Meeting

      David H. Clarke, 63, has served as our Chairman of the Board and Chief Executive Officer since the Demerger. Mr. Clarke is expected to retire as Chief Executive Officer on October 2, 2005, but continue to serve as our Chairman in a non-executive capacity in accordance with our announced succession plan. Mr. Clarke was Vice Chairman of Hanson PLC (“Hanson”) from 1993 until the Demerger, Deputy Chairman and Chief Executive Officer of Hanson Industries, the U.S. arm of Hanson, from 1992 until the Demerger and a director of Hanson from 1989 until May 1996. Mr. Clarke is a director of Fiduciary Trust

International, a company engaged in investment management and administration of assets for individuals, which is a subsidiary of Franklin Templeton Investments. Mr. Clarke is also a director of DOBI Medical International, Inc., which is developing an optical imaging system for cancer diagnosis, and United Pacific Industries Limited, which manufactures electronics and battery products in China.

      Claudia E. Morf, 53, has served as a director of ours since September 2003. Ms. Morf served as Senior Vice President and Chief Financial Officer of Rodale Inc., a publishing and interactive media company, from 2000 to 2002. Previously, she was Vice President and Treasurer of CBS Corporation (now Viacom, Inc.; formerly Westinghouse Electric Co.) from 1994 to 1999. From 1981 to 1994, she held various financial positions at PepsiCo, Inc., most recently as Vice President and Assistant Treasurer.

      Robert R. Womack, 67, has served as a director of ours since June 1998. He served as a director, Chairman and Chief Executive Officer of Zurn Industries, Inc. (“Zurn”) from October 1994 until December 1999. Mr. Womack is currently a director of Commercial Metals Company.

CORPORATE GOVERNANCE

Organization of the Board and its Committees

      Our common stock is listed on the New York Stock Exchange (the “NYSE”). The Commission has approved corporate governance rules adopted by the NYSE (the “NYSE Rules”) that require us to comply with certain corporate governance guidelines, including establishing certain standards for our various board committees. The Board has therefore adopted Corporate Governance Guidelines that give effect to the NYSE Rules and various other matters. Our Corporate Governance Guidelines are available on our website at www.jacuzzibrands.com.

      The NYSE Rules require that a majority of the directors be independent directors under the NYSE Rules regarding director independence. Generally, the NYSE Rules would prohibit a director from qualifying as an independent director if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain relationships or affiliations with us, our external or internal auditors, or other companies that do business with us. The Board has affirmatively determined that each of our directors, other than Mr. Clarke and Mr. Devine, are independent directors under the NYSE Rules.

      The Board provides a process for stockholders to send communications to the Board or any of the directors. Stockholders may send written communications to the Board or any the directors c/o Office of the General Counsel, Jacuzzi Brands, Inc., 777 S. Flagler Drive, Suite 1100 West, West Palm Beach, Florida 33401. All communications will be compiled by the Office of the General Counsel and submitted to the Board or the individual directors on a periodic basis.

      To promote open discussion among the independent directors, we schedule regular executive sessions in which the independent directors meet without management participation. We rotate the presiding director for each executive session among the chairs of the various board committees. In order to communicate directly with the independent directors, stockholders should follow the procedures set forth in the above paragraph.

      In accordance with the Corporate Governance Guidelines, the Board has established four standing committees, a Nominating and Corporate Governance Committee (the “NCG Committee”), an Audit Committee, a Compensation Committee and a Finance Committee, each of which is briefly described below. The charters of the NCG Committee, the Audit Committee and the Compensation Committee are available on our website at www.jacuzzibrands.com.

Nominating & Corporate Governance Committee

      The NCG Committee is responsible for recommending nominees for the Board and the committees of the Board and for advising the Board on corporate governance matters. Each member of the NCG

Committee satisfies the independence requirements under the NYSE Rules. The NCG Committee will consider director nominee recommendations by stockholders provided the names of such nominees, accompanied by relevant biographical information, are properly submitted in accordance with our bylaws in writing to our Secretary in accordance with the manner described for stockholder nominations under “How do I submit a stockholder proposal for the 2006 Annual Meeting?” above.

      In making its nominations, the NCG Committee identifies candidates who meet the current challenges and needs of the Board. Our Corporate Governance Guidelines provide that the NCG Committee shall determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background and experience. In making such decisions, the Board considers, among other things, an individual’s business experience, industry experience, financial background and experiences and whether the individual meets the independence requirements of the NYSE Rules.

      The NCG Committee uses multiple sources for identifying and evaluating nominees for directors including referrals from current directors, recommendations by stockholders and input from third party executive search firms. There are no differences in the manner in which the NCG Committee evaluates nominees for directors based on whether the nominee is recommended by a stockholder.

Audit Committee

      We have an Audit Committee. Information regarding the functions performed by the Audit Committee is set forth in the “Report of the Audit Committee.” The Board determined that each of the Audit Committee members qualifies, and was designated, as an “audit committee financial expert” under applicable Commission regulations. In making such decision, the Board noted their familiarity with the experience of the Audit Committee members and that each had significant industry experience, had strong financial backgrounds and had been involved with (from a financial and other standpoint) a number of diverse companies of varying size and complexity and in various industries. Such experience included analysis and evaluation of financial statements. Also, each member was determined to have the ability to assess the application of generally accepted accounting principles as it relates to estimates, accruals and reserves, an understanding of internal controls and an understanding of audit committee functions.

Compensation Committee

      The Compensation Committee sets the compensation of all executive officers and administers the incentive plans for executive officers (including the making of awards under such plans). Mr. Womack, one of the members of the Compensation Committee, receives payments under our Supplemental Retirement Plan and therefore recuses himself on issues that may involve IRC Section 162(m) rules.

Finance Committee

      The Finance Committee has been authorized to oversee all of our financial activities, including financings, the evaluation of the strategic alternatives for us and the conduct of the sales of certain of our assets and businesses.

Membership and Meetings of the Board and Its Committees

      In fiscal 2004, no director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board and the Committees on which he or she served. All of our directors are encouraged to attend our Annual Meeting. Five of our directors were in attendance at our 2004 Annual Meeting of Stockholders. Current committee membership and the number of meetings of the full Board and each Committee are shown in the table below.

Nominating &
Corporate
Name	Board	Audit	Compensation	Finance	Governance

Brian C. Beazer	Member		Chair		Member
David H. Clarke	Chair
Donald C. Devine	Member
Veronica M. Hagen	Member		Member		Member
John J. McAtee, Jr.	Member	Member		Member	Chair
Claudia E. Morf	Member	Member		Member
Sir Harry Solomon	Member		Member
Royall Victor III	Member	Chair		Member	Member
Thomas B. Waldin	Member	Member	Member
Robert R. Womack	Member		Member	Chair	Member
Number of Meetings
Held in Fiscal 2004	3	9	5	3	8

Compensation Of Directors

      Directors who are also full-time employees of ours receive no additional compensation for their services as directors. Upon joining the Board, each non-employee director is entitled to an initial grant of 1,500 shares of our common stock and options to purchase 7,500 shares of common stock. In fiscal 2004, each non-employee director was also entitled to a retainer consisting of cash, our common stock, options to purchase our common stock, annual committee fees and meeting fees as set forth below.

Cash Retainer and Meeting Fees

      Each non-employee director received an annual cash retainer of $15,000 and was also entitled to a fee of $1,500 payable in cash for each Board or committee meeting attended. Directors are permitted to defer all or a portion of their cash retainer or meeting fees in the form of restricted stock units (“RSUs”), under our Non-Employee Director Deferred Compensation Plan (the “Deferred Compensation Plan”) (as discussed below).

Stock Retainer

      At the non-employee director’s option, each non-employee director was entitled to an annual grant of either (i) $30,000, payable in RSUs under the Deferred Compensation Plan or (ii) $25,000, payable in shares of our common stock. In both cases, the number of RSUs or shares of common stock was calculated based on $6.27 per share, the closing price of our common stock on the NYSE on September 29, 2003 (the first business day of fiscal 2004). The allocation of RSUs or distribution of the common stock, as the case may be, occurred on the first business day of each calendar quarter. For fiscal 2005, all non-employee directors have elected to defer 100% of their retainer fees that are payable in the form of RSUs under the Deferred Compensation Plan.

      An RSU is a unit of measurement equivalent to one share of common stock, but with none of the attendant rights of a stockholder of a share of our common stock until shares are ultimately distributed in payment of the deferred obligation (other than rights to additional unit equivalents for dividends and other distributions on the shares). Unless otherwise elected by the director pursuant to the terms of the Deferred

Compensation Plan, any shares of common stock that are deferred in the form of RSUs under the Deferred Compensation Plan will be distributed in the form of common stock to a director in two installments: (i) 50% upon a director’s termination of his or her directorship with us and (ii) 50% one year after termination of his or her directorship with us. Similarly, unless otherwise elected, any cash fees that are deferred in the form of RSUs will be distributed upon the termination of the director’s directorship with us. All amounts that are deferred in the form of RSUs under the Deferred Compensation Plan will be distributed in the form of common stock. The Deferred Compensation Plan was amended during fiscal 2004 to permit the directors to elect the timing of their distribution of cash fees and common stock that are deferred in the form of RSUs to be distributed at any date which is in a future Plan Year. Any change to such election is not effective until two years after such change is made.

Options

      Each non-employee director was entitled to an annual grant of options to purchase 3,750 shares of our common stock.

Annual Committee Fees

      Each non-employee member of the various board committees was entitled to annual retainers as follows: $8,000 for the Chairman of the Audit Committee and $5,000 for each other member of the Audit Committee; $5,000 for the Chairman of each other committee of the Board and $3,000 for each other member of each such other committee.

Other Expenses

      We reimburse all reasonable expenses incurred by both employee and non-employee directors in connection with such meetings and pay the premiums on directors’ and officers’ liability and travel accident insurance policies insuring both employee and non-employee directors.

Report of the Audit Committee

      The Audit Committee oversees our accounting and financial reporting process and audits of our financial statements on behalf of the Board and consists of four directors, all of whom are independent within the meaning of the NYSE Rules. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Board has approved a written charter which governs the Audit Committee. The Audit Committee met nine times during fiscal 2004.

      The Audit Committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received in writing information concerning our registered public accounting firms’ independence from management and us including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with our registered public accounting firms’ independence.

      The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 2, 2004 for filing with the Commission. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2005.

Respectfully Submitted:

Royall Victor III, Chairman
John J. McAtee
Claudia E. Morf
Thomas B. Waldin

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Executive Officer Compensation

      Our executive compensation program is designed to promote corporate performance by aligning the executive’s compensation with the creation of stockholder value. We believe that base compensation of our executive officers should be generally competitive with that provided by public companies of similar size. The Compensation Committee strongly believes that a considerable portion of the executive officers’ compensation should be contingent upon our operating results. To this end, overall compensation strategies have been developed to tie executive compensation to the successful achievement of performance goals. The three components of the executive compensation program are base salary, annual incentives and equity grants. These components are designed to (i) attract and retain high caliber executive talent, (ii) recognize individual accountability and performance, (iii) align management compensation with the achievement of operational and strategic goals and (iv) reward executives for both short and long term value creation for stockholders.

Base Compensation

      The minimum base compensation levels of our executive officers and certain other aspects of their compensation were originally established under employment agreements. On December 1, 2004, the Compensation Committee awarded certain executive officers merit increases in base salary effective January 1, 2005. Mr. Clarke declined to be considered for an increase, as he has done since the Demerger in 1995. The overall increase in base salary approved on such date for the group of executive officers, including Mr. Clarke, averaged 2.8%. The Compensation Committee believes the base salaries to be reasonable and appropriate.

Incentive Compensation

      Under our 2000 Annual Performance Incentive Plan (the “Annual Plan”), the Compensation Committee selects the executive officers eligible for participation and determines the targets and associated levels (e.g. entry level, a mid-point and a maximum level) for awards under the plan. The bonus level achieved for each fiscal year under the Annual Plan is determined based on the pre-established performance targets determined by the Compensation Committee and actual achievement of the targets is then confirmed by the Compensation Committee, prior to any bonuses being awarded.

      At a meeting on December 1, 2003, the Compensation Committee finalized the fiscal 2004 performance targets for all executive officers and individual incentive targets as a percentage of base pay ranging from 55% to 100% and set performance targets that included EBITDA, revenue growth, earnings per share and debt reduction. Specified minimum levels were set at threshold levels of performance with increased levels for above-target achievements that could have resulted in bonuses under the Annual Plan of up to 150% of the target bonus. On December 1, 2004, the Compensation Committee determined the bonuses for the executive officers for fiscal year 2004. By applying the threshold levels as initially established, executives qualified for bonuses equal to 84% of the target bonus. Also at this meeting, the Compensation Committee determined to award supplemental bonuses equal to 16% of the target bonuses, bringing the combined total to 100% of the targets, particularly in recognition of our share price appreciation, greater than expected reduction in net debt and greater than expected improvement to our debt to EBITDA ratio during fiscal 2004.

      The former LTIP, which was coordinated with the Annual Plan through the end of fiscal 2003, has been terminated. Participants under the former LTIP will receive payments from their accounts in that plan in four installments through 2007. Long term incentive awards for fiscal 2004 consisting of stock options and restricted stock were granted under the 2004 Stock Incentive Plan (the “2004 Plan”) as discussed below.

      For future periods, the Compensation Committee favors a system of incentive compensation based on creation of value measured against the cost of capital. The 2005 Annual Performance Incentive Plan, which is presented for stockholder approval in Proposal I, would enable the Compensation Committee to implement such a system. See the description of Proposal I, below, for additional information about the plan and the range of performance goals that could be established by the Compensation Committee.

Section 162(m) of the Code

      The Compensation Committee generally has analyzed the particular type of benefit or award and the rationale for granting such benefit or award in deciding whether it will seek to qualify the benefit or award as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and expects to continue to do so in the future. Amounts awarded to the Chief Executive Officer and our other executive officers under the Annual Plan, as well as the portion of such awards deferred under our former LTIP or the 2004 Plan, are based on performance factors determined by the Compensation Committee that are intended to qualify such bonuses for the “performance-based compensation” exception of Section 162(m) of the Code. It is also intended that the stock options awarded under the 2004 Plan will qualify for the performance-based compensation exception of Section 162(m) of the Code; restricted stock is discussed below.

Restricted Stock

      The Compensation Committee granted 642,899 shares of restricted stock with respect to fiscal 2004. Of these shares, 423,100 were awarded to selected key executives based upon a combination of (1) 30% of the annual bonus awarded to the executive and (2) a percentage of the executive’s base pay under our Long-Term Equity Participants Plan (the “LTEP”). The Compensation Committee awarded the balance of these shares on the basis of qualitative factors. These awards, along with certain restricted stock awards in prior years, were not intended to and may not qualify as performance-based compensation under Section 162(m) of the Code.

Stock Options

      In fiscal 2004, the Compensation Committee granted an aggregate of 149,000 options to purchase Common Stock with an exercise price equal to the fair market value of Common Stock on the date of grant. Management makes recommendations to the Compensation Committee, other than for the Chief Executive Officer, as to how many options will be granted to eligible executives of Jacuzzi Brands and our subsidiaries. The Compensation Committee sets the grant, if any, for the Chief Executive Officer.

Chief Executive Officer’s Compensation

      The compensation of the Chief Executive Officer is primarily based on the employment agreement entered into with him. The Chief Executive Officer has declined to accept any increase in his base compensation since the Demerger in 1995. For fiscal 2004, Mr. Clarke was awarded a bonus of 100% of his base salary. Although the Chief Executive Officer did not receive any stock options or restricted stock as compensation for his services, the Compensation Committee believes that he has sufficient equity arrangements that have created the desired mutuality of interest between himself and the stockholders, as his ultimate reward from these equity arrangements is primarily based upon our success.

Respectfully submitted:

Brian C. Beazer, Chairman
Veronica M. Hagen
Sir Harry Solomon
Thomas B. Waldin
Robert R. Womack

Compensation Committee Interlocks

      No interlocking relationship exists between the members of the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Summary Compensation Table

      The following table sets forth information concerning the compensation awarded to, earned by or paid to our Chief Executive Officer and our other most highly paid executive officers (the “named executive officers”) for services rendered to us and our subsidiaries during fiscal years 2004, 2003 and 2002.

					Long Term Compensation
		Annual Compensation
						Securities
	Fiscal			Other Annual	Restricted Stock	Underlying	All Other
Name and Principal Position(1)	Year	Salary	Bonus(2)	Compensation(3)	Awards(4)	Options	Compensation(5)

David H. Clarke	2004	$750,000	$750,000	$15,214	—	—	$17,523
Chairman of the Board and	2003	750,000	750,000	240,522	—	95,000	31,661
Chief Executive Officer	2002	750,000	637,500	207,140	—	—	394,442
Donald C. Devine	2004	$457,500	$436,500	$6,960	$601,250	—	$80,331
President and	2003	409,250	405,000	129,540	226,000	165,000	231,000
Chief Operating Officer	2002	116,587	79,829	1,200	—	250,000	—
Steven C. Barre	2004	$313,750	$220,500	$8,565	—	—	$12,426
Senior Vice President,	2003	307,500	217,000	71,852	—	65,000	9,566
General Counsel & Secretary	2002	287,500	210,000	68,767	—	75,000	6,871
Jeffrey B. Park	2004	$321,250	$227,500	$8,403	$138,750	—	$79,014
Senior Vice President and	2003	275,000	217,000	70,814	—	65,000	76,549
Chief Financial Officer	2002	35,096	—	—	—	30,000	—
Robert G. Hennemuth	2004	$262,500	$145,750	$7,041	$69,375	15,000	$28,948
Vice President	2003	61,684	67,000	2,338	—	—	25,000
Human Resources	2002	—	—	—	—	—	—

(1)	Donald Devine became our President and Chief Operating Officer on April 21, 2003; he previously served in the capacity of President and Chief Executive Officer of our subsidiary, Jacuzzi Inc. Jeffrey B. Park became our Senior Vice President and Chief Financial Officer on April 21, 2003; he previously served in the capacity of Vice President and Chief Financial Officer of our subsidiary, Jacuzzi Inc. Robert G. Hennemuth became our Vice President — Human Resources on July 7, 2003.

(2)	Bonuses were awarded by the Compensation Committee under the Annual Performance Incentive Plan.

(3)	Amounts include the portion of the bonuses deferred as awards under our former LTIP, which we terminated in 2004. Existing balances will be paid out in equal increments through 2006 or, in the case of certain corporate employees, 2007, in both cases, contingent on continued employment, subject to acceleration upon a change in control (as defined in the plan) and certain other circumstances. Prior to the termination of the LTIP, annual distributions, constituting 15% of each participant’s account, were made commencing on December 15 of the fourth year following the initial award, and annually thereafter, contingent on continued employment, subject to acceleration upon a change in control and certain other circumstances. Amounts also include imputed income with regard to car allowances or vehicle usage, and Group Term Life Insurance in accordance with our Welfare Plan.

(4)	In fiscal 2004, Messrs. Devine, Park and Hennemuth were awarded 65,000, 15,000 and 7,500 shares of restricted stock, respectively. The value of the restricted stock is based upon the last reported sale price of an unrestricted share of common stock on the NYSE on April 12, 2004 ($9.25). The shares of restricted stock vest pro-rata over four years after grant subject to acceleration upon the occurrence of a change in control (as defined in such executive officer’s change in control agreement described under “Employment Agreements” below) or the occurrence of certain other events (as described in

“Employment Agreements” below). The aggregate number of shares of restricted stock owned by Messrs. Devine, Park and Hennemuth is 115,000, 15,000 and 7,500, respectively, and the market value of such shares as of October 1, 2004, was $1,105,150, $144,150 and $72,075, respectively. The closing price of the common stock on October 1, 2004 ($9.61), the last trading day of the fiscal year, was used to determine “market value.” Additionally, in December 2004, Messrs. Devine, Barre, Park and Hennemuth were awarded 76,700, 29,800, 40,900 and 15,600 shares of restricted stock, respectively, under our LTEP. We do not currently pay dividends on our common stock, which includes our restricted stock.

(5)	The amounts shown in this column include matching contributions made by us to the accounts of each of the named executive officers pursuant to the 401(k) Plan, all of which is invested in common stock pursuant to the terms of the plan. For fiscal 2004, this amount was $6,150 (except with respect to Mr. Hennemuth, for which this amount was $3,321). Also included is any interest earned in the named executive’s LTIP account, as well as any special awards made to such executives, if any. In fiscal 2004, (i) interest on the named executive’s LTIP account was earned as follows: Mr. Clarke — $11,273; Mr. Devine — $6,087; Mr. Barre — $6,176; Mr. Hennemuth — $1,007 and Mr. Park — $3,262, and (ii) relocation payments were paid as follows: Mr. Devine — $67,994; Mr. Park — $69,602 (which includes a tax gross-up payment of $19,602) and Mr. Hennemuth — $24,620 (which is made up entirely of a tax gross-up payment).

Option Grants for Fiscal 2004 and Potential Realizable Values

      The following table sets forth as to each of the named executive officers information with respect to option grants during fiscal 2004 and the potential realizable values of such option grants. The 5% and 10% assumed rates of growth, based on the grant price, are for illustrative purposes only. They are not intended to predict future stock prices, which will depend on market conditions, our performance and other factors.

Potential Realizable
Value at Assumed
	Number of	% of Total			Annual Rates of Stock
	Securities	Options			Price Appreciation for
	Underlying	Granted to			Option Term(2)
	Options	Employees in	Exercise	Expiration
Name	Granted(#)	Fiscal Year	Price	Date(1)	5%	10%

David H. Clarke	—	—	—	—	—	—
Donald C. Devine	—	—	—	—	—	—
Steven C. Barre	—	—	—	—	—	—
Jeffrey B. Park	—	—	—	—	—	—
Robert G. Hennemuth	15,000	5.83%	$6.64	12/1/2013	$62,638	$158,737

(1)	The options will become exercisable in four equal installments beginning on the first anniversary of grant; provided that each option is subject to acceleration upon a change in control (as defined in the 2004 Plan) and certain other circumstances. The options terminate on the tenth anniversary of the relevant grant, subject to earlier termination in the event that the executive’s employment terminates in certain circumstances.

(2)	Amounts for the named executive officers shown under the “Potential Realizable Value” columns have been calculated by (a) multiplying (i) the exercise price and (ii) the sum of 1 plus the adjusted stock price appreciation rate (the assumed annual appreciation rate shown, compounded for the term of the options), (b) subtracting the exercise price per share and (c) multiplying the gain per share by the number of shares covered by the options.

Option Exercises and Values for Fiscal 2004

      The following table sets forth, with respect to each of the named executive officers, the number of share options exercised and the dollar value realized from those exercises during the 2004 fiscal year and the total number and aggregate dollar value of exercisable and non-exercisable stock options held on October 2, 2004.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			at October 2, 2004		at October 2, 2004(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

David H. Clarke	N/A	N/A	794,502	71,250	310,249	483,788
Donald C. Devine	10,000	$44,950	156,250	248,750	893,438	1,436,513
Steven C. Barre	N/A	N/A	53,750	86,250	327,463	548,138
Jeffrey B. Park	7,500	$32,850	23,750	63,750	130,413	343,538
Robert G. Hennemuth	N/A	N/A	6,875	35,625	23,100	69,300

(1)	In accordance with the rules of the Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of the last column of this table, fair market value is deemed to be $9.61 per share, the closing price of our common stock reported for the NYSE Composite Transactions on October 1, 2004, the last trading day of the fiscal year.

Equity Compensation Plan Information

      The following table sets forth information, as of the end of fiscal year 2004, with respect to our compensation plans under which common stock is or was authorized for issuance and is outstanding:

Number of
	Securities to be		Number of
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Remaining
	Outstanding	Outstanding	Available for Future
	Options,	Options,	Issuance
	Warrants	Warrants and	Under Equity
	and Rights	Rights	Compensation(1)
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,640,559	$4.91	4,264,270
Equity compensation plans not approved by security holders	—	—	—

Total	2,640,559	$4.91	4,264,270

(1)	Excluding securities reflected in column (a).

Comparison of Cumulative Total Return

      The following graph compares our five-year cumulative total stockholder return (including reinvestment of dividends) with the cumulative total return on the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”) and our peer group index. Our Peer Group consists of American Standard Companies Inc., The Black & Decker Corporation, Fortune Brands, Inc., Jacuzzi Brands, Inc., Masco Corporation, Newell Rubbermaid Inc., Pentair, Inc. and Watts Industries, Inc.

      The graph assumes that $100 was invested on September 30, 1999 in each of Jacuzzi Brands common stock, the S&P 500 Index and the Peer Group index, and that all dividends were reinvested into additional shares of the same class of equity securities at the frequency with which dividends are paid on such securities during the applicable fiscal year. The peer group weighs the returns of each constituent company according to its stock market capitalization at the beginning of each period for which a return is indicated.

CUMULATIVE TOTAL RETURN

Based upon an initial investment of $100 on September 30, 1999 with dividends reinvested

Indexed Returns

	Year Ending September 30,

	Base Period
	1999	2000	2001	2002	2003	2004

Jacuzzi Brands, Inc	$100	$64	$15	$15	$40	$60
S&P 500 Index	100	113	83	66	82	94
Peer Group	100	75	83	101	112	157

Jacuzzi Brands Master Pension Plan

      The Jacuzzi Brands Master Pension Plan (the “Retirement Plan”) provides pension benefits to our eligible employees, including our executive officers. Participants will become vested in their benefits under the Retirement Plan after completing five years of service. Normal retirement is the later of age 65 or five years of service; however, employees who retire earlier may receive a reduced benefit. The Rexair Inc. Pension Plan and Trust was combined with the Retirement Plan and Trust, effective June 1, 2004. The resultant combined trust will provide benefits for participants of the Jacuzzi Brands Master Pension Plan and the Rexair Inc. Pension Plan at the same benefits as before the trusts were combined.

      Under the Retirement Plan, the annual retirement benefits of our corporate office employees, including our executive officers, calculated as a single life annuity, is (i) the sum of (a) 1.95% of an employee’s Final Average Earnings plus (b) 0.65% of that portion of the employee’s Final Average Earnings in excess of Covered Compensation, multiplied by the employee’s years of Credited Service (to a maximum of 25). If the Participant entered the Retirement Plan before December 31, 1992 (the “Freeze Date”) the benefit, if greater than (i) above will be, (ii) the product of (a) 2.67% of an employee’s Final Average Earnings minus 2% of such employee’s Social Security Benefit, multiplied by the number of years of Credited Service the employee would have been credited with through his or her Normal Retirement Date (to a maximum of 25) and (b) a fraction, the numerator of which is the actual number of years of Credited Service through, and the denominator of which is the number of years of Credited Service the employee would have been credited with through his Normal Retirement Date (the “Offset Formula”). Credited service for all corporate office employees, including our executive officers, includes years of service under predecessor plans sponsored by Hanson and us. All defined terms have the same meanings as in the Retirement Plan or as stated herein.

      The following table shows the estimated annual retirement benefits that would be payable under the Retirement Plan to our corporate office employees, including our executive officers, assuming retirement at age 65 on the basis of a straight-life annuity. The table also includes benefits payable under the SRP, an unfunded supplemental retirement plan applicable to our executive officers, which is described below.

	Years of Final Service

Final Average Earnings	10	15	20	25	30	35	40

$ 100,000	$22,300	$33,500	$44,600	$55,800	$55,800	$55,800	$55,800
200,000	49,000	73,500	98,000	122,500	122,500	122,500	122,500
300,000	75,700	113,600	151,400	189,300	189,300	189,300	189,300
400,000	102,400	153,600	204,800	256,000	256,000	256,000	256,000
500,000	129,100	193,700	258,200	322,800	322,800	322,800	322,800
600,000	155,800	233,700	311,600	389,500	389,500	389,500	389,500
700,000	182,500	273,800	365,000	456,300	456,300	456,300	456,300
800,000	209,200	313,800	418,400	523,000	523,000	523,000	523,000
900,000	235,900	353,900	471,800	589,800	589,800	589,800	589,800
1,000,000	262,600	393,900	525,200	656,500	656,500	656,500	656,500
1,100,000	289,300	434,000	578,600	723,300	723,300	723,300	723,300
1,200,000	316,000	474,000	632,000	790,000	790,000	790,000	790,000

      The named executive officers have been credited with the following years of service for purposes of benefit accrual (rounded to the nearest one-hundredth of a year): Mr. Clarke — 25; Mr. Devine — 2.25; Mr. Barre — 16; Mr. Park — 2.08 and Mr. Hennemuth — 1.17.

Jacuzzi Brands Supplemental Retirement Plan

      The Jacuzzi Brands Supplemental Retirement Plan (the “SRP”) is a non-qualified, unfunded, deferred compensation plan administered by the Compensation Committee. In general terms, the purpose of the SRP is to restore to certain of our executive officers any benefits in excess of the benefits accrued under the Retirement Plan that would have accrued under the Offset Formula without regard to the Freeze Date (to a maximum of 25 years of Credited Service). In addition, the SRP provides for benefits in excess of the limitations on the amount of benefits accrued and compensation taken into account in any given year imposed by Sections 415 and 401(a)(17) of the Code, respectively, with respect to a qualified plan such as the Retirement Plan. Under the SRP, a participant’s annual benefit is equal to 66 2/3% of his or her Average Final Compensation (bonuses and other awards are excluded) less 50% of his or her Primary Social Security Benefit, multiplied by the number of years of Credited Service (to a maximum of 25) divided by 25, less the vested benefit under the Retirement Plan. Provisions relating to vesting, retirement and forms of payment are the same as the provision of the Retirement Plan, other than the early retirement age, which is age 60 (and 5 years of Credited Service) for the SRP and age 55 (and 10 years of Vesting Service) for the Retirement Plan. Although Mr. Clarke had declined to be considered for increases in his base salary from the Demerger through calendar year 2004 under the terms of the SRP he was deemed to receive a salary increase for purposes of the SRP for each of the years equal to the average salary increase for our executive officers. As of the end of fiscal year 2004, Mr. Clarke’s Average Final Compensation under the SRP was $1,188,301. Capitalized terms used in this paragraph have the meanings defined for them in the SRP or in the Retirement Plan, as applicable.

Employment Agreements

      On December 2, 2004, the Board approved a succession plan with respect to the retirement of Mr. Clarke. We expect that Mr. Clarke will continue to serve in his current position as Chairman of the Board and Chief Executive Officer through October 2, 2005 (the “Retirement Date”). At that time, Mr. Clarke is expected to relinquish his role as Chief Executive Officer and Mr. Devine, our current Chief Operating Officer, is expected to be promoted to President and Chief Executive Officer. We expect that Mr. Clarke would continue to serve as our Non-executive Chairman of the Board through at least September 30, 2006. We have entered into a transition agreement with Mr. Clarke outlining the terms of his employment during the transition period described below under “— Clarke Transition Agreement.” We have also entered into with Mr. Devine a new employment agreement that will commence on the date he begins serving as our President and Chief Executive Officer (the “Commencement Date”) and a new change in control agreement, each of which are described below under “— New Devine Employment Agreement” and “— Devine Change in Control Agreement,” respectively. Mr. Devine’s existing employment agreement will remain in effect until the Commencement Date.

Existing Employment Agreements

      The following is a summary of the existing employment agreements between us and each of the named executive officers. The employment agreements provide for each named executive to serve in the respective capacities indicated in the Summary Compensation Table above.

      Mr. Clarke’s term of employment will expire on September 30, 2005. The term of employment for Mr. Park will expire at the end of his current two-year term and for Mr. Devine, Mr. Barre and Mr. Hennemuth, at the end of their current one-year term. The term of each of the agreements is subject to automatic extension for additional three-year terms in the case of Mr. Clarke’s employment agreement, and additional one-year terms in the case of Messrs. Devine, Barre, Park and Hennemuth, unless either party gives at least ninety (90) days prior written notice of non-extension or the agreement is terminated earlier as discussed below.

      The existing employment agreements provide that we will pay Messrs. Clarke, Devine, Barre, Park and Hennemuth base annual salaries at a rate of not less than $750,000, $450,000, $300,000, $310,000 and $265,000, respectively. As provided in the employment agreements, each executive is eligible to receive an annual cash bonus, with a target bonus percentage equal to at least 100% of base salary for Mr. Clarke, 90% of base salary for Mr. Devine, 70% of base salary for Messrs. Barre and Park and 55% of base salary for Mr. Hennemuth, pursuant to our annual incentive bonus plan or a successor plan (the “Target Bonus”). The employment agreements also entitle the executives to participate generally in all pension, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites maintained by us from time to time for senior executives of a comparable level.

      The employment agreement for Mr. Clarke provides that if his employment with us is terminated by reason of death or disability (as defined in his employment agreement), Mr. Clarke or his legal representative will receive, in addition to accrued compensation (including, without limitation, any declared but unpaid bonus, any amount of base salary or deferred compensation accrued or earned but unpaid, any accrued but unused vacation pay and unreimbursed business expenses (the “Accrued Amounts”)), a prorated Target Bonus for the fiscal year of his death or disability, full accelerated vesting under all equity-based and long-term incentive plans, any other amounts or benefits owed to him under the then applicable employee benefit plans or policies of ours, which will be paid in accordance with such plans or policies, payment of base salary on a monthly basis for twelve (12) months and payment of spouse’s and dependents’ COBRA coverage premiums for no more than three (3) years, subject in the case of disability to offset against the base salary payment by the amount he would receive under any long-term disability program maintained by us.

      The employment agreements with Messrs. Devine, Barre, Park and Hennemuth provide that upon a termination by reason of death or disability, the executives or their legal representatives will receive only the Accrued Amounts and any other amounts or benefits owed to them under the then applicable employee benefit plans, long-term incentive plans or equity plans and programs of ours, which will be paid in accordance with such plans and programs.

      The employment agreements with Messrs. Devine, Barre, Park and Hennemuth provide that on a termination by the executive for good reason (as defined in the applicable employment agreement), by us without cause (as defined in the applicable employment agreement) or nonextension of the employment term by us, they will receive among other things (i) the Accrued Amounts and (ii) equal monthly payments of the executive’s then monthly rate of base salary for twenty four (24) months, in the case of Mr. Devine, and twelve (12) months, in the case of Messrs. Barre, Park and Hennemuth.

      Each of the named executive officers are required to execute a release prior to receiving severance payments and they must comply with certain provisions relating to confidential information, non-competition and non-solicitation.

      The employment agreements of each of the named executive officers also provide for indemnification for actions in their corporate capacity, directors’ and officers’ liability insurance and coverage in most instances for legal fees incurred in enforcing their rights under their respective employment agreements.

Devine Change in Control Agreement

      On December 2, 2004, the Board also approved, and on December 8, 2004, we entered into a Change in Control Agreement for Mr. Devine that provides for severance benefits to be made upon a change in control (as defined in the Change in Control Agreement) of us. Subject to the special termination provisions that apply for a 30-day period following a Change in Control (as more fully described below), if during the during the two year period following a Change in Control, we terminate Mr. Devine’s employment without Cause (as defined in the Change in Control agreement) or Mr. Devine terminates his employment for Good Reason (as defined in the Change in Control agreement), or his employment terminates as a result of his death or disability, Mr. Devine or his estate (whichever is applicable) will generally be entitled to receive, among other things, (i) accrued but unpaid obligations (“Accrued Obligations”); (ii) a lump sum amount equal to the sum of (A) three times the greater of his annual base salary (x) for the calendar year immediately preceding the calendar year in which the Change in Control occurs, or (y)(1) with respect to a Change in Control which occurs before October 2, 2005, as in effect at the time of the Change in Control or (2) with respect to a Change in Control which occurs on or after October 2, 2005 as in effect at the time of termination, plus (B) three times the greater of (x) his Target Bonus for the fiscal year immediately preceding the date in which the Change in Control occurs, or (y)(1) with respect to a Change in Control which occurs before October 2, 2005, his Target Bonus for the fiscal year at the time of a Change in Control or (2) with respect to a Change in Control which occurs on or after October 2, 2005, his Target Bonus for the fiscal year in which the termination occurs plus (C) an additional amount to cover the federal excise tax and any interest or penalties with respect thereto on a “grossed up” basis, if any; (iii) any amounts or benefits owing to Mr. Devine under our then existing employee benefit plans or long term incentive plans which shall be paid in accordance with the terms thereof (“Accrued Benefits”); (iv) three years of additional service and compensation credit for pension purposes under any of our defined benefit type qualified or nonqualified pension plans or arrangements; (v) a payment equal to three times the maximum annual company contribution then in effect under any type of qualified or nonqualified 401(k) plan; (vi) three years of certain welfare benefits (as defined in the Change in Control agreement) to Mr. Devine and/or his family; and (vii) accelerated vesting of all equity compensation under any of our equity based compensation plans, programs or policies. Payments under (vi) above may, at our discretion, be made by continuing participation of Mr. Devine in the welfare benefits as a terminee, by paying the applicable COBRA premium for Mr. Devine and his dependents, or by covering Mr. Devine and his dependents under substitute arrangements.

      If a Change in Control occurs before October 2, 2005, Mr. Devine will also be entitled to the benefits described in the immediately preceding paragraph if his employment terminates for any reason (including without limitation Cause, Good Reason, without Good Reason, death or disability) during the 30-day period beginning on the date of the Change in Control. However, if a Change in Control occurs on or after October 2, 2005, then the 30-day period will begin on the first day of the seven month anniversary following a Change in Control.

      If during the twenty-four month period following a Change in Control, (i) we terminate Mr. Devine’s employment for Cause or (ii) Mr. Devine terminates employment without Good Reason, he will be entitled to receive (A) the Accrued Obligations and (B) the Accrued Benefits which will be paid in accordance with the terms of the applicable plans, practices, programs, or policies.

      Mr. Devine is required to execute a release prior to receiving severance payments and they must comply with certain provisions relating to confidential information, non-competition and non-solicitation.

Clarke Transition Agreement

      Under the terms of Mr. Clarke’s transition agreement, his term of employment will expire on, and his existing employment agreement will remain in effect until, the Retirement Date (October 2, 2004) following which he will continue to serve as our Non-executive Chairman of the Board. From and after that time, his employment agreement will be superseded by the transition agreement.

      Mr. Clarke’s transition agreement provides that following the Retirement Date, as long as Mr. Clarke remains Chairman, (i) we will pay him a base annual salary of $125,000, (ii) on October 1 of each year, we will grant him $100,000 of restricted stock which will vest on the earliest of the date set forth in the restricted stock grant award, the date Mr. Clarke ceases to be chairman for any reason or a change in control (as defined in Mr. Clarke’s existing employment agreement), (iii) as of the Retirement Date, Mr. Clarke’s benefits under the Retirement Plan, the SRP and the 401(k) plan will be paid in accordance with the terms thereof; (iv) we will continue to provide Mr. Clarke (and his spouse and dependents, if applicable), with the same medical, health, vision, dental benefits, etc. (“Welfare Benefits”) during his lifetime, at our expense, as those provided to our other senior executives; (v) we will continue to make premium payments under our group life insurance policies, to the extent coverage is available, until the date on which Mr. Clarke ceases to be the Chairman for any reason whatsoever (the “Separation Date”); and (vi) for a period of twelve months following the Separation Date, we will reimburse Mr. Clarke for certain reasonable and necessary office expenses, in an amount not to exceed $50,000 per year and continue to provide him with the services of an executive assistant, at our expense. We have also agreed to establish a special retirement arrangement (the “SRA”) that will provide Mr. Clarke with a monthly benefit for the remainder of his life in the amount of $3,216 beginning on the six-month anniversary of the Retirement Date. Upon Mr. Clarke’s death, the SRA will provide a monthly benefit to Mr. Clarke’s spouse for the remainder of her life, subject to certain exceptions, along with the benefits that she would receive under the Retirement Plan and the SRP.

      While Mr. Clarke serves as Chairman, any outstanding options or restricted stock granted by us to Mr. Clarke will continue to vest in accordance with their terms. Anything contained in the option agreements notwithstanding, all of such options will immediately become fully vested and non-forfeitable on the earlier of a change in control or the Separation Date to the same extent as though the Mr. Clarke had attained age sixty-five (65). All of Mr. Clarke’s options to purchase shares of our common stock will be exercisable until one year from the Retirement Date in accordance with the plan under which such options were issued.

      During the term of the transition agreement and after the Retirement Date, for the period of the applicable statute of limitations with regard to any claim which may be asserted against him arising from his duties as an officer or director, Mr. Clarke will continue to retain his rights to indemnification by us, or through any D&O insurance policies purchased by us, to the maximum extent that Mr. Clarke would have been entitled to indemnification at any time during his employment by us. In the event of a change in control, we will buy a directors’ and officers’ liability policy tail providing comparable coverage covering Mr. Clarke as an officer or director of ours for a period of six (6) years from the effective date of the change in control, unless the acquiring company has purchased a tail policy providing comparable coverage for all of our present and former officers and directors.

      Effective on the execution date of the transition agreement, Mr. Clarke’s spousal death benefit under the Retirement Plan (to the extent permissible under the Retirement Plan) and the SRP will be the survivor benefit under a joint and one hundred percent (100%) lifetime survivor annuity with no actuarial adjustment to the lifetime benefit of Mr. Clarke.

      Mr. Clarke’s LTIP account balance as in effect for fiscal 2003, in the amount of $236,273, will be paid to him in four (4) equal installments in accordance with the terms of the LTIP. For fiscal 2004 and 2005, Mr. Clarke will be granted comparable amounts as he would have been allocated under the prior LTIP which will be paid to him in four (4) equal annual installments following the Retirement Date with respect to each grant on each January 10 over the four year period commencing on January 10, 2006.

      For purposes of determining the amount of any compensation, or vesting of any benefit or other emollients payable to or exercisable by Mr. Clarke hereunder, Mr. Clarke will be deemed and treated as though he had retired on July 2, 2006, at age sixty-five (65), under all company pension, welfare and benefit plans.

      Effective on the execution date of the transition agreement, if there is a change in control, prior to the date on which all amounts payable under the transition agreement have been made, such remaining amounts, together with any and all amounts due to Mr. Clarke under Mr. Clarke’s existing employment agreement upon a change in control, will be paid in a lump sum within five (5) days after such change in control.

      If Mr. Clarke dies prior to the Retirement Date, all payments and benefits due under the transition agreement will be paid to Mr. Clarke’s beneficiary(ies) when otherwise due in accordance with the transition agreement.

      Mr. Clarke is required to execute a release in connection with the execution of the transition agreement and he must comply with certain provisions relating to confidential information, non-competition and non-solicitation.

New Devine Employment Agreement

      Under Mr. Devine’s new employment agreement, his term of employment as President and Chief Executive Officer will commence on the date he begins serving as our President and Chief Executive Officer (the “Commencement Date”), except that Mr. Devine will be entitled to the same severance benefits that he would have been entitled to under the new employment agreement if he were to terminate for good reason if we fail to promote him to his new position on or before October 2, 2005. Mr. Devine’s existing employment agreement will remain in effect until the Commencement Date. His term of employment will expire at the end of the initial three-year term. The term of the agreement is subject to an automatic extension for additional one-year terms, unless either party gives at least six (6) months’ prior written notice of non-extension or the agreement is terminated earlier as discussed below. The new employment agreement provides that we will pay Mr. Devine a base annual salary at a rate of not less than $700,000. Mr. Devine will be eligible to receive an annual cash bonus, with a target bonus percentage equal to at least 100% of the Target Bonus. The new employment agreement also entitles Mr. Devine to participate generally in all pension, long-term incentive compensation, retirement, savings, welfare and other employee benefit plans and arrangements and fringe benefits and perquisites generally maintained by us from time to time for senior executives of a comparable level. Mr. Devine is also entitled to the use of an automobile provided to him by us, or upon his election, an automobile allowance of no less that $7,200 per year. Upon the execution of the new employment agreement, Mr. Devine was granted 50,000 restricted shares of common stock that will vest and become non-forfeitable on the third anniversary of the grant date.

      The new employment agreement provides that upon a termination of employment by Mr. Devine for good reason (as defined in the new employment agreement), by us without cause (as defined in the new employment agreement) or nonextension of the employment term by us, he will generally be entitled to receive among other things (i) a lump sum amount equal to the sum of (A) two times his then current base salary plus (B) two times his highest bonus received in any of the three previously completed fiscal years prior to such termination; (ii) the Accrued Amounts; (iii) accelerated vesting of all equity compensation under any of our equity based compensation plans, programs or policies; (iv) any amounts or benefits owing to him under our then existing employee benefit plans which shall be determined and paid in accordance with the terms thereof; (v) two years of additional service and compensation credit for pension purposes under any of our defined benefit type qualified or nonqualified pension plans or arrangements; (vi) two years of the maximum annual company contribution then in effect under any type of qualified or nonqualified 401(k) plan; and (vii) two years of certain welfare benefits to the executive and his dependents by paying the applicable COBRA premium for Mr. Devine and his dependents, or by covering Mr. Devine and his dependents under substitute arrangements.

      The new employment agreement provides that if his employment with us is terminated by reason of death or disability, Mr. Devine or his legal representative will receive, in addition to accrued compensation (including, without limitation, any declared but unpaid bonus, any amount of base salary or deferred compensation accrued or earned but unpaid, any Accrued Amounts, a prorated Target Bonus for the fiscal year of the executive’s death or disability, full accelerated vesting under all equity-based and long-term incentive plans, any other amounts or benefits owed to him under the then applicable employee benefit plans or policies of ours, which will be paid in accordance with such plans or policies, payment of base salary in one lump sum and payment of spouse’s and dependents’ COBRA coverage premiums for no more than two (2) years, subject in the case of disability to offset against the base salary payment by the amount the executive would receive under any long-term disability program maintained by us.

      Mr. Devine is required to execute a release prior to receiving severance payments and he must comply with certain provisions relating to confidential information, non-competition and non-solicitation.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item B on Proxy Card)

      The Audit Committee has appointed the firm of Ernst & Young LLP as our independent registered public accounting firm to examine our financial statements for fiscal 2005. Ernst & Young LLP was our independent registered public accounting firm for fiscal 2004. If the stockholders do not ratify such appointment, it will be reconsidered by the Audit Committee.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Independent Registered Public Accounting Firm

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for fiscal 2004 and fiscal 2003 for professional services rendered for the audit of our annual financial statements and for the review of the financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided in connection with statutory and regulatory filings or engagement for those fiscal years were $3,587,753 and $2,519,769, respectively.

Audit Related Fees

      The aggregate fees billed by Ernst & Young LLP for fiscal 2004 and fiscal 2003 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements other than those services reported under “Audit Fees”, above for those fiscal years were $729,500 and $1,313,753, respectively.

Tax Fees

      The aggregate fees billed by Ernst & Young LLP for fiscal 2004 and fiscal 2003 for professional services rendered for tax compliance, tax advice and tax planning were $595,211 and $918,825, respectively.

All Other Fees

      The aggregate fees billed by Ernst & Young LLP for fiscal 2004 and fiscal 2003 for products and services provided by Ernst & Young, other than the services described above under “Audit Fees,” “Audit Related Fees” and “Tax Fees, were $6,700 and $0, respectively. The Audit Committee has considered whether the provision of the services covered is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

      We pre-approve a schedule of audit and non-audit services expected to be performed by Ernst & Young LLP in a given fiscal year. In addition, the Audit Committee delegates authority to its Chairman to pre-approve additional audit and non-audit services by Ernst & Young LLP (other than services that have been generally pre-approved by the Audit Committee) in the aggregate amounting to $50,000 or less since the previous meeting at which pre-approval decisions were reported. The Chairman must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting.

      All of the services described above under “Audit Related Fees,” “Tax Fees” and “All Other Fees” for fiscal 2004 and fiscal 2003 were pre-approved by the Audit Committee.

PROPOSAL I

APPROVAL OF JACUZZI BRANDS, INC.

2005 ANNUAL PERFORMANCE INCENTIVE PLAN
(Item C on Proxy Card)

      On December 2, 2004, the Board approved the 2005 Performance Incentive Plan (“2005 Annual Plan”), subject to stockholder approval. Under this Proposal we seek stockholder approval of the 2005 Plan. The Board recommends that the stockholders approve the 2005 Annual Plan.

The 2005 Performance Incentive Plan

      The 2005 Annual Plan is designed, among other things, to ensure that compensation which may be payable under the 2005 Annual Plan to participants who are “covered employees” as defined in Section 162(m) of the Code and the applicable Treasury regulations thereunder will qualify as tax-deductible pursuant to the performance-based compensation exception of Section 162(m) of the Code. Section 162(m) of the Code requires, among other things, stockholder approval. Therefore, in accordance with this requirement, the 2005 Annual Plan is being submitted to stockholders for approval.

      The description of the 2005 Annual Plan is a summary of its principal provisions and is qualified in its entirety by reference to the 2005 Annual Plan, a copy of which is annexed hereto as Appendix A.

Purpose

      The purpose of the 2005 Annual Plan is to attract, retain and motivate key employees by providing cash performance awards to designated executive employees of us or our subsidiaries. If approved by stockholders, the 2005 Annual Plan will take effect for Performance Awards (as defined below), if any, payable with respect to our fiscal years commencing with fiscal 2005.

Administration/ Eligible Employees

      The 2005 Annual Plan will be administered by the Compensation Committee, which currently is intended to be composed of not less than two individuals who qualify as “outside directors” under Section 162(m) of the Code, or another Committee of the Board satisfying such requirement (the “Committee”). The Compensation Committee shall have authority, in its sole discretion, to designate certain individuals from among our or our subsidiaries’ executive employees as eligible to participate in the 2005 Annual Plan for specified performance periods.

Performance Awards

      Participants in the 2005 Annual Plan shall be eligible to receive a performance award (“Performance Award”) based on attainment by us of specified performance goals which have been established by the Compensation Committee. These performance goals will be based on one or more of the following criteria selected by the Compensation Committee:

•	the attainment of certain target levels of, or a specified increase in, our operational cash flow,

•	the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of our long-term or short-term public or private debt or other similar financial obligations of ours, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee,

•	the attainment of a specified percentage increase in earnings per share or earnings per share from our continuing operations,

•	the attainment of certain target levels of, or a specified percentage increase in, our net sales, revenues, net income or earnings before income tax or other exclusions;

•	the attainment of certain target levels of, or a specified increase in, our return on capital employed or return on invested capital or return in relation to capital cost;

•	the attainment of certain target levels of, or a percentage increase in, our after-tax or pre-tax return on stockholder equity;

•	the attainment of certain target levels in the fair market value of our shares of common stock; and

•	the growth in the value of an investment in our common stock assuming the reinvestment of dividends.

      In addition, such performance goals may be based upon the attainment by a subsidiary, division or other operational unit of ours of specified levels of performance under one or more of the measures described above. Further, the performance goals may be based upon the attainment by us (or a subsidiary, division or other operational unit of ours) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations or statistical indices. To the extent, but only to the extent, permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Compensation Committee may:

•	designate additional business criteria upon which the performance goals may be based,

•	modify, amend or adjust the business criteria specified in the 2005 Annual Plan, or

•	incorporate in the performance goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances.

      No participant may receive or be credited with a Performance Award based on the achievement of performance goals for any performance period (which period may be one to three years) that exceeds $4 million for each year during the performance period. Performance periods may overlap and the payments in any one year, as long as from different performance periods, may exceed such amount.

Payment of Performance Awards

      Performance Awards may be paid after the performance period in which they are earned, as determined by the Compensation Committee but, except to the extent permitted under Code Section 162(m) and as specifically provided in the 2005 Annual Plan with regard to a change in control (as defined in the 2005 Annual Plan) or certain termination events, not before the Compensation Committee certifies in writing that the applicable performance goals were satisfied. The Compensation Committee may defer payment of any Performance Award and may place such additional conditions on payment thereof as it shall determine. The Compensation Committee (i) may, in its sole discretion, award a pro-rata bonus to any participant whose employment terminated during the applicable performance period and (ii) shall be required to award at least a pro-rata bonus through the date of a Change of Control (as defined in the 2005 Annual Plan) to each participant who was a participant at the time of a Change of Control.

      Notwithstanding the attainment of performance goals, the Compensation Committee has the discretion to reduce (but not increase) a Performance Award, except that the Compensation Committee shall have no such discretion for the performance period in which a Change of Control takes place, or during such performance period with regard to the prior performance period if the awards for the prior performance period have not been made by the time of the Change of Control, with regard to participants at the time of the Change of Control. In addition, upon a Change of Control, the Compensation Committee may in its sole discretion, subject to the limitations of Section 162(m) of the Code, make an award (immediately payable) equal to a pro-rata portion (through the date of the Change of Control) of the Performance Award level payable upon achieving, but not surpassing, the target performance goals for such performance period. Any such payment shall be offset against any other award made for such performance period under the 2005 Annual Plan.

Amendment and Termination

      The Board (or an authorized Committee thereof) may, in its sole discretion, amend or terminate the 2005 Annual Plan so long as such action does not adversely affect any rights or obligations with respect to awards already outstanding under the 2005 Annual Plan. However, without the prior approval of our stockholders (to the extent required under the performance-based compensation exception of Section 162(m) of the Code), no amendment may increase the maximum amount per performance period which can be awarded to any participant (except to the extent permitted under Section 162(m) of the Code to substitute an approximately equivalent rate in the event that the 30-year Treasury bond rate ceases to exist), change the business criteria on which the performance goals are based, change the class of eligible employees or make any other change that would require stockholder approval under the exemption for performance-based compensation under Section 162(m) of the Code.

New Plan Benefits Table

      No benefits or amounts have been granted, awarded or received under the 2005 Annual Plan. Because awards to non-employee directors and employees are discretionary, no awards are determinable for such individuals at this time. However, for illustrative purposes and as required by applicable regulations, the table below shows the awards received by such individuals in 2004 that would have been granted under the 2005 Annual Plan had it been in effect. The non-employee directors will not participate in the 2005 Annual Plan.

Name and Position	Dollar Value

David H. Clarke	$750,000
Donald C. Devine	436,500
Steven C. Barre	220,500
Jeffrey B. Park	227,500
Robert G. Hennemuth	145,750
Executive Group	1,971,100
Non-Executive Director Group	—
Non-Executive Officer Employee Group	5,214,130

Vote Required

      Approval of this proposal requires the affirmative vote of a majority of the votes cast, provided that the total number of votes cast on the proposal represents more than 50% of all the outstanding shares of our common stock. Votes may be cast for or against this proposal, or stockholders may abstain from voting thereon. Except as described below, abstentions or broker non-votes may have the effect of a vote against this proposal since they are not counted as votes cast and therefore will not count towards the requirement that greater than 50% of our outstanding shares vote on this matter. However, if more than 50% of our outstanding shares vote on this proposal, abstentions and broker non-votes will have no effect on the result of the vote. Proxies solicited on behalf of the Board will be voted FOR this proposal unless stockholders specify a contrary choice.

Recommendation of the Board

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2005 PERFORMANCE INCENTIVE PLAN.

OTHER MATTERS

      As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items specifically identified in the Notice of Annual Meeting. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting in accordance with the judgment of the person or persons voting the proxies.

By Order of the Board of Directors,

STEVEN C. BARRE
Secretary

Appendix A

JACUZZI BRANDS, INC.

2005 ANNUAL PERFORMANCE INCENTIVE PLAN
(EFFECTIVE FOR FISCAL YEARS BEGINNING ON OR AFTER OCTOBER 2, 2004)

1.     Purpose

      The purpose of this Plan is to attract, retain and motivate key employees by providing cash performance awards to designated key employees of the Company or its Subsidiaries. This Plan is effective for fiscal years of the Company commencing on or after October 2, 2004, subject to approval by the stockholders of the Company in accordance with the laws of the State of Delaware.

2.     Definitions

      Unless the context otherwise requires, the words which follow shall have the following meaning:

(a) “Board” — shall mean the Board of Directors of the Company.

(b) “Change of Control of the Company” — shall have the meaning set forth in Exhibit A hereto.

(c) “Code” — shall mean the Internal Revenue Code of 1986, as amended and any successor thereto.

(d) “Code Section 162(m) Exception” — shall mean the exception for performance based compensation under Section 162(m) of the Code or any successor section and the Treasury regulations promulgated thereunder.

(e) “Company” — shall mean Jacuzzi Brands, Inc. and any successor by merger, consolidation or otherwise.

(f) “Committee” — shall mean the Compensation Committee of the Board or such other Committee of the Board that is appointed by the Board to administer this Plan; it is intended that all of the members of any such Committee shall satisfy the requirements to be outside directors, as defined under Code Section 162(m).

(g) “Individual Target Award” — shall mean the targeted Performance Award for a Performance Period as specified by the Committee in accordance with Section 5 hereof.

(h) “Participant” — shall mean an executive employee of the Company or any Subsidiary selected, in accordance with Section 4 hereof, to be eligible to receive a Performance Award in accordance with this Plan.

(i) “Performance Award” — shall mean the amount paid or payable under Section 6 hereof.

(j) “Performance Goals” — shall mean the objective performance goals, formulas and standards described in Section 6 hereof.

(k) “Performance Period” — shall mean the period of one to three Plan Years (as specified by the Committee) over which achievement of the Performance Goals is to be measured.

(l) “Plan” — shall mean the Jacuzzi Brands, Inc. 2005 Annual Performance Incentive Plan.

(m) “Plan Year” — shall mean a fiscal year of the Company.

(n) “Pro Rata” — shall mean a portion of a Performance Award based on the number of days worked during a Performance Period as compared to the total number of days in the Performance Period.

(o) “Subsidiary” — shall mean any subsidiary of the Company, including any corporation, limited liability company, partnership or other entity that is a subsidiary of the Company, as determined by the Committee.

3.     Administration and Interpretation of the Plan

      The Plan shall be administered by the Committee. The Committee shall have the exclusive authority and responsibility to: (i) interpret the Plan; (ii) approve the designation of eligible Participants; (iii) set the performance criteria for Performance Awards within the Plan guidelines; (iv) determine the timing and form of amounts to be paid out under the Plan and the conditions for payment thereof; (v) certify attainment of Performance Goals and other material terms; (vi) reduce Performance Awards as provided herein; (vii) authorize the payment of all benefits and expenses of the Plan as they become payable under the Plan; (viii) adopt, amend and rescind rules and regulations relating to the Plan; and (ix) make all other determinations and take all other actions necessary or desirable for the Plan’s administration, including, without limitation, correcting any defect, supplying any omission or reconciling any inconsistency in this Plan in the manner and to the extent it shall deem necessary to carry this Plan into effect, but only to the extent such action would be permitted under Code Section 162(m) and the Code Section 162(m) Exception.

      Decisions of the Committee shall be made by a majority of its members. All decisions of the Committee on any question concerning the selection of Participants and the interpretation and administration of the Plan shall be final, conclusive and binding upon all parties. The Committee may rely on information, and consider recommendations, provided by the Board or the executive officers of the Company. The Plan is intended to comply with Code Section 162(m) and the Code Section 162(m) Exception, and all provisions contained herein shall be limited, construed and interpreted in a manner to so comply.

4.     Eligibility and Participation

(a) For each Performance Period, the Committee shall select the employees of the Company or its Subsidiaries who are to participate in the Plan from among the executive employees of the Company or its Subsidiaries.

(b) No person shall be entitled to any Performance Award under this Plan for a Performance Period unless the individual is designated as a Participant for the Performance Period. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, in its sole discretion, subject to any limitations required to comply with Code Section 162(m) and the Code Section 162(m) Exception.

5.     Individual Target Award

      For each Participant for each Performance Period, the Committee may, in its sole discretion, specify an Individual Target Award. The Individual Target Award may be expressed, at the Committee’s sole discretion, as a fixed dollar amount, a percentage of base pay, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level Individual Target Award (if any such award is established by the Committee for the relevant employee) be set for any subsequent Performance Period. At the time the Performance Goals are established (as provided in subsection 6.2 below), the Committee shall prescribe a formula to be used to determine the percentages (which may be greater than one-hundred percent (100%)) of an Individual Target Award that may be earned or payable based upon the degree of attainment of the Performance Goals during the Performance Period. Notwithstanding anything else herein, the Committee may, in its sole discretion, elect to pay a Participant an amount that is less than the Participant’s Individual Target Award (or attained percentages thereof) regardless of the degree of attainment of the Performance Goals; provided that no such discretion to reduce a Performance Award earned based on achievement of the applicable Performance Goals shall be permitted for the Performance Period in which a Change of Control of the Company occurs, or during such Performance Period with regard to the prior Performance Period if the Awards for the prior Performance Period have not been made by the time of the Change of Control of the Company, with regard to individuals who were Participants at the time of the Change of Control of the Company.

6.     PERFORMANCE AWARD PROGRAM

      6.1 Performance Awards. Subject to the satisfaction of any conditions on payment imposed by the Committee pursuant to Section 6.4 and Section 7 herein, each Participant shall be eligible to receive up to the achieved percentage of their Individual Target Award for such Performance Period (or, subject to the last sentence of Section 5, such lesser amount as determined by the Committee in its sole discretion) based upon the attainment of the objective Performance Goals established pursuant to subsection 6.2 and the formula established pursuant to Section 5. Except as specifically provided in Section 7, no Performance Award shall be made to a Participant for a Performance Period unless the minimum Performance Goals for such Performance Period are attained.

      6.2 Objective Performance Goals, Formulae or Standards. The Committee in its sole discretion shall establish the objective performance goals, formulae or standards and in the case of a “covered employee”, as defined in Code Section 162(m)(3), the Individual Target Award (if any) applicable to each Participant or class of Participants for a Performance Period in writing prior to the beginning of such Performance Period or at such later date as permitted under Code Section 162(m) and the Code Section 162(m) Exception and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Code Section 162(m), provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and similar type events or circumstances. To the extent any such provision would create impermissible discretion under the Code Section 162(m) Exception or otherwise violate the Code Section 162(m) Exception, such provision shall be of no force or effect. The Performance Goals shall be based on one or more of the following criteria: (i) the attainment of certain target levels of, or a specified increase in, our operational cash flow; (ii) the attainment of a certain level of reduction of, or other specified objectives with regard to limiting the level of increase in all or a portion of bank debt or other of our long-term or short-term public or private debt or other similar financial obligations of ours, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Compensation Committee; (iii) the attainment of a specified percentage increase in earnings per share or earnings per share from our continuing operations, (iv) the attainment of certain target levels of, or a specified percentage increase in, our net sales, revenues, net income or earnings before income tax or other exclusions; (v) the attainment of certain target levels of, or a specified increase in, our return on capital employed or return on invested capital or return in relation to capital cost; (vi) the attainment of certain target levels of, or a percentage increase in, our after-tax or pre-tax return on stockholder equity; (vii) the attainment of certain target levels in the fair market value of our shares of common stock; and (viii) the growth in the value of an investment in our common stock assuming the reinvestment of dividends.

      In addition, Performance Goals may be based upon the attainment by a subsidiary, division or other operational unit of the Company of specified levels of performance under one or more of the measures described above. Further, the Performance Goals may be based upon the attainment by the Company (or a subsidiary, division or other operational unit of the Company) of specified levels of performance under one or more of the foregoing measures relative to the performance of other corporations. To the extent permitted under Code Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may (i) designate additional business criteria upon which the Performance Goals may be based; (ii) modify, amend or adjust the business criteria described herein or (iii) incorporate in the Performance Goals provisions regarding changes in accounting methods, corporate transactions (including, without limitation, dispositions or acquisitions) and similar events or circumstances. Performance Goals may include a threshold level of performance below which no

Performance Award will be earned, levels of performance at which a Performance Award will become partially earned and a level at which a Performance Award will be fully earned.

      6.3 Maximum Performance Award. The maximum Performance Award payable to a Participant (or credited to his account for future payment) based on achievement of the Performance Goals for a Performance Period is $4,000,000 for each Plan Year during the Performance Period. The foregoing shall not limit the amount payable to a Participant in a Plan Year so long as the amounts are from different Performance Periods.

      6.4 Payment Date; Committee Certification. The Performance Awards may be paid at such time after the Performance Period in which they are earned, as determined by the Committee but not before the Committee certifies in writing that the Performance Goals specified pursuant to subsection 6.2 were, in fact, satisfied (except to the extent permitted under the Code Section 162(m) Exception and provided in Section 7 with regard to Change of Control of the Company, death or certain other termination situations). The Committee shall use its best efforts to make a determination with regard to satisfaction of the Performance Goals within two and one-half (2 1/2) months after the end of each Performance Period. The Committee may defer payment of any Performance Award and may place such additional conditions on payment thereof as it shall determine.

      6.5 Change of Control. In the event of a Change of Control of the Company, any unpaid portion of any Performance Award that has been earned and certified, but is being deferred subject to payment conditions shall immediately fully vest and be paid out (subject to the minimum reduction, if any, required to satisfy the requirements of the Code Section 162(m)) Exception.

7.     Partial Awards

      The Committee, in its sole and absolute discretion, may make a full or Pro Rata Award to Participants for a Performance Period in circumstances that the Committee deems appropriate including, but not limited to, a Participant’s death, disability, retirement or other termination of employment during such Performance Period and the Committee shall be required to make at least a Pro Rata Award through the date of a Change of Control of the Company to each Participant who is a Participant at the time of such Change of Control. All such Awards shall be based on achievements of the Performance Goals for the Performance Period except that, to the extent permitted under the Code Section 162(m) Exception, in the case of death, disability or Change in Control of the Company during the Performance Period (or such other termination situations as permitted under Code Section 162(m)) an amount equal to or less than any Individual Target Awards may be made by the Committee either during or after the Performance Period without regard to actual achievement of the Performance Goals. Furthermore, upon a Change of Control of the Company the Committee may, in its sole discretion but only to the extent permitted under the Code Section 162(m) Exception, make an Award (payable immediately) equal to a Pro Rata portion (through the date of the Change of Control of the Company) of the Individual Target Award payable upon achieving, but not surpassing, the Performance Goals for the relevant Performance Period. Any such immediate Pro Rata payment and Long Term Incentive Plan Award shall be offset against any other award of the same type made for such Performance Period under this Plan.

8.     Non-Assignability

      No Performance Award under this Plan or payment thereof nor any right or benefit under this Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, garnishment, execution or levy of any kind or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber and to the extent permitted by applicable law, charge, garnish, execute upon or levy upon the same shall be void and shall not be recognized or given effect by the Company.

9.     No Right to Employment

      Nothing in the Plan or in any notice of award pursuant to the Plan shall confer upon any person the right to continue in the employment of the Company or one of its subsidiaries or affiliates nor affect the right of the Company or any of its subsidiaries or affiliates to terminate the employment of any Participant.

10.     Amendment or Termination

      While the Company hopes to continue the Plan indefinitely, it reserves the right in its Board (or a duly authorized committee thereof) to amend, suspend or terminate the Plan or to adopt a new plan in place of this Plan at any time; provided, that no such amendment shall, without the prior approval of the stockholders of the Company in accordance with the laws of the State of Delaware to the extent required under Code Section 162(m): (i) alter the Performance Goals as set forth in Section 6.2; (ii) increase the maximum amounts set forth in subsection 6.3; (iii) change the class of eligible employees set forth in Section 4(a); or (iv) implement any change to a provision of the Plan requiring stockholder approval in order for the Plan to continue to comply with the requirements of the Code Section 162(m) Exception. Furthermore, no amendment, suspension or termination shall, without the consent of the Participant, alter or impair a Participant’s right to receive payment of a Performance Award for a Performance Period otherwise payable hereunder.

11.     Severability

      In the event that any one or more of the provisions contained in the Plan shall, for any reason, be held to be invalid, illegal or unenforceable, in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained therein.

12.     Withholding

      The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.

13.     Governing Law

      This Plan and any amendments thereto shall be construed, administered, and governed in all respects in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable principles of conflict of laws).

EXHIBIT A

      Change in Control of the Company shall mean that one (1) of the following have occurred:

(i) any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock, $.01 par value per share, of the Company (“Common Stock”)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities;

(ii) during any period of two (2) consecutive years individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) of this section) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than twenty-five percent (25%) of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets other than (x) the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or (y) pursuant to a spinoff type transaction, directly or indirectly, of such assets to the stockholders of the Company.

JACUZZI BRANDS, INC.
RETIREMENT SAVINGS AND INVESTMENT PLAN

VOTING INSTRUCTION CARD

Reliance Trust Company (the “Trustee”) is hereby instructed to vote (in person by limited or general power of attorney or by proxy) all the shares or fractional shares thereof of Common Stock of Jacuzzi Brands, Inc. which are allocated to the undersigned’s Retirement Savings and Investment Plan account and held of record by the Trustee on December 23, 2004, at the Annual Meeting of Stockholders to be held on February 10, 2005, or any adjournment or postponement thereof.

Voting rights will be exercised by the Trustee as directed, provided instructions are received by the Trustee by February 4, 2005.

THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED AS DIRECTED BY THE PARTICIPANT (OR DESIGNATED BENEFICIARY OF DECEASED PARTICIPANT). IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED VOTING INSTRUCTION CARD IS RETURNED, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2005 AND “FOR” THE APPROVAL OF THE 2005 ANNUAL PERFORMANCE INCENTIVE PLAN.

This voting instruction card is continued on the reverse side.
Please mark, sign and date on the reverse side and return promptly.

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR THE BOARD LISTED BELOW, FOR THE RATIFICATION OF THE APPOINTMENT LISTED BELOW AND FOR THE PROPOSALS LISTED BELOW	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

					FOR	AGAINST	ABSTAIN
A.	Election of Directors:		B.	Ratify appointment of Ernst & Young, LLP as independent registered public accounting firm for fiscal 2005	☐	☐	☐
	FOR ALL NOMINEES (except as marked to the contrary*)	TO WITHHOLD AUTHORITY (for all nominees listed)			FOR	AGAINST	ABSTAIN
	☐	☐	C.	PROPOSAL 1—Approval of the 2005 Annual Performance Incentive Plan	☐	☐	☐

Nominees:
01	Brian C. Beazer	-	Class I	* INSTRUCTION: To withhold authority to
02	Veronica M. Hagen	-	Class I	vote for any individual nominee, strike a
03	John J. McAtee, Jr.	-	Class I	line through the nominee’s name.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign, date and return this card.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN ACCOMPANYING ENVELOPE.

Signature	Signature	Date

NOTE:	Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ  FOLD AND DETACH HERE  Δ

P R O X Y

JACUZZI BRANDS, INC.

This Proxy is Solicited on Behalf of the Board of Directors of Jacuzzi Brands, Inc.
Annual Meeting of Stockholders — February 10, 2005

     The undersigned hereby appoints DAVID H. CLARKE and STEVEN C. BARRE as proxies (each with power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Jacuzzi Brands, Inc. to be held on February 10, 2005, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.

     Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for directors into Class I are: Brian C. Beazer, Veronica M. Hagen and John J. McAtee, Jr.

     IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR, “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2005 AND “FOR” THE APPROVAL OF THE 2005 ANNUAL PERFORMANCE INCENTIVE PLAN.

(SPECIFY CHOICES AND SIGN ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

–  FOLD AND DETACH HERE  –

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR THE BOARD LISTED BELOW, FOR THE RATIFICATION OF THE APPOINTMENT LISTED BELOW AND FOR THE PROPOSALS LISTED BELOW	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

					FOR	AGAINST	ABSTAIN
A.	Election of Directors:		B.	Ratify appointment of Ernst & Young, LLP as independent registered public accounting firm for fiscal 2005	☐	☐	☐
	FOR ALL NOMINEES (except as marked to the contrary*)	TO WITHHOLD AUTHORITY (for all nominees listed)			FOR	AGAINST	ABSTAIN
	☐	☐	C.	PROPOSAL 1—Approval of the 2005 Annual Performance Incentive Plan	☐	☐	☐

Nominees:
01	Brian C. Beazer	-	Class I	* INSTRUCTION: To withhold authority to
02	Veronica M. Hagen	-	Class I	vote for any individual nominee, strike a
03	John J. McAtee, Jr.	-	Class I	line through the nominee’s name.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. Your shares cannot be voted unless you sign, date and return this card.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN ACCOMPANYING ENVELOPE.

Signature	Signature	Date

NOTE:	Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Δ  FOLD AND DETACH HERE  Δ